UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – November 18, 2011

CHANTICLEER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification No.)

11220 Elm Lane, Suite 203, Charlotte, NC 28277
(Address of principal executive offices)

(704) 366-5122
Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

On November 18, 2011 (the “Closing Date’), Chanticleer Holdings, Inc. (the “Company”) and seven accredited investors (“Investors”) closed a $1.125 million Convertible Debt Offering (the “Convertible Debt Offering”).  The securities have been issued pursuant to an exemption under Section 4(2) and Regulation D of the Securities Act of 1933, as amended.  The Convertible Debt Offering provides for using the $1.125 million principal primarily for funding international Hooters operations, with a six month term from the Closing Date.  The Convertible Debt Offering is available to be used at the Company’s discretion to finance investments in new business ventures and for the Company’s general corporate working capital requirements in the ordinary course of business.

Borrowings under the Convertible Debt Offering bear interest at 18% per annum, payable quarterly in arrears.  All unpaid principal and interest are due six months after the Closing Date.  The principal balance and any unpaid accrued interest are convertible into the same securities or the same terms as the subsequent capital raised in connection with an offering of the Company’s securities.  Certain of the borrowings are secured by a secondary lien on all of the Company’s assets.

In addition, the Company entered into a side agreement with three of the Investors which stipulated that under certain conditions they would have a seat on its Board.  Michael Pruitt the Company’s CEO, has agreed to vote his shares, along with shares held by his affiliated entities, in favor of the nominee.  It is further agreed that the Company’s initial nomination, of such nominee, shall be no later than its 2012 Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 25, 2011	Chanticleer Holdings, Inc.

	By:	/s/ Michael Pruitt
	Name:	Michael Pruitt
	Title:	Chief Executive Officer